Exhibit 99.2

FOR IMMEDIATE RELEASE	April 17, 2003

Documentum Public Relations Contact: Bonnie Harris B3 Communications (415) 332-5816 bharris@b3communications.com	Documentum Investor Relations Contact: Patricia Menchaca Documentum (925) 600-5593 patm@documentum.com

DOCUMENTUM REPORTS RECORD REVENUE RESULTS
YEAR OVER YEAR TOTAL REVENUE GROWTH OF 32 PERCENT

— Exceeds Wall Street’s Highest Non-GAAP Earnings Per Share Estimate —

PLEASANTON, Calif. – April 17, 2003 - Documentum, Inc. (NASDAQ: DCTM), the leading provider of enterprise content management (ECM), today announced financial results for the first quarter ended March 31, 2003. Total revenue for the first quarter 2003 was $67.0 million, representing a 32 percent increase over the same period last year and a $1.0 million sequential increase over the fourth quarter of 2002. On a non-GAAP basis, diluted earnings per share for the first quarter 2003 were $0.06 as compared to a loss per share of $0.04 for the same period last year, and earnings per share of $0.12 in the fourth quarter of 2002. On a GAAP basis, loss per share for the first quarter 2003 was $0.10 as compared to a loss per share of $0.04 for the same period last year, and a loss per share of $0.03 in the fourth quarter of 2002.

The difference between GAAP and non-GAAP earnings per share primarily relates to a one-time restructuring charge of approximately $12 million as well as charges of approximately $4 million related to the amortization of certain intangible assets and deferred stock-based compensation.

On a non-GAAP basis, net income for the first quarter 2003 was $2.9 million as compared to net loss of $1.7 million for the same period last year, and net income of $5.2 million in the fourth quarter of 2002. On a GAAP basis, net loss for the first quarter 2003 was $5.0 million, compared to a net loss of $1.7 million for the same period last year and a net loss of $1.1 million for the fourth quarter of 2002. A reconciliation of all non-GAAP and GAAP numbers is attached at the end of this news release.

“Today we are pleased to report record total revenue, record number of transactions, record number of new customers, and record deferred revenue — all within a seasonally challenging quarter as well as a difficult global economic and political environment. We believe this level of consistent performance clearly validates our position as the leader in Enterprise Content Management,” said Dave DeWalt, president and chief executive officer of Documentum.

DeWalt concluded, “We continue to execute on our strategy to expand the Documentum ECM Platform by bringing to market products that our customers can deploy today to achieve a rapid return on their investment. This quarter represents a clear example of that strategy with the on-time integration of eRoom and TrueArc technologies and we look forward to continued successes as a result of these acquisitions.”

Highlights

•     Five orders over $1 million

•     Record total revenue of $67 million

•     Record number of new customers – 107

•     Record number of transactions – 394 up 26 percent sequentially

•     Record deferred revenue of $48 million

•     Reported Non-GAAP EPS of $0.06 – above guidance and Wall Street estimates

•     Six year low Days Sales Outstanding of 58

•     First shipment of eRoom Enterprise, integrating eRoom’s market-leading collaboration product with the Documentum ECM platform – within 90 days of eRoom acquisition

•     First shipment of government certified Enterprise Records Management Edition and government certified Records Services for Email, both integrating TrueArc’s records management technology – within 90 days of TrueArc acquisition

•     Added 21 new partners – a mixture of service and technology providers – and continued to execute a partner strategy to go deep with key market makers in a continuous expansion of relationships with IBM Business Consulting Services, Fujitsu, Adobe, BEA and EMC... to name a few

•     Named Jeffrey Beir, formerly CEO of eRoom, to executive vice president of Worldwide Products organization

•     Launched Toronto Customer Support Center

•     Earned three awards at AIIM 2003: Best of Show, Best Enterprise Content Management Suite, and Best Practices with Corporate Express (NYSE: BUH)

First Quarter 2003 Results Conference Call and Webcast

Investors can listen to a teleconference of Documentum’s First Quarter financial results on Thursday, April 17, 2003, at 2:00 p.m. PDT (5:00 p.m. EDT) by calling 1-719-457-2727 (pass code 476398). The accompanying slide presentation (no audio) will be webcast simultaneous with the live teleconference at http://documentumevents.webex.com or may be accessed on Documentum’s investor relations web page at — www.documentum.com/news_events/investor

The dial-in number for the audio-only replay is 719-457-0820 (pass code 476398). A replay of the webcast may also be found on the company’s investor relations web page. Replays of the audio-only and webcast will be available for a limited time, beginning at approximately 6:00 p.m. PDT on April 18.

About Documentum
 Documentum provides enterprise content management (ECM) solutions that enable organizations to unite teams, content and associated business processes. Documentum’s integrated set of content, compliance and collaboration solutions support the way people work, from initial discussion and planning through design, production, marketing, sales, service and corporate administration. With a single platform, Documentum enables people to collaboratively create, manage, deliver and archive the content that drives business operations, from documents and discussions to email, Web pages, records and rich media. The Documentum platform makes it possible for companies to distribute all of this content in multiple languages, across internal and external systems, applications and user communities. As a result, Documentum’s customers, which include thousands of the world’s most successful organizations, harness corporate knowledge, accelerate time to market, increase customer satisfaction, enhance supply chain efficiencies and reduce operating costs, improving their overall competitive advantage.

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Documentum and the Documentum logo are trademarks or registered trademarks of Documentum, Inc. in the US and throughout the world. All other company and product names are used for identification purposes only and may be trademarks of their respective owners. Documentum cannot guarantee completion of any future products or product features mentioned in this document, and no reliance should be placed on their availability. Printed in the U.S.A.

In addition to historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the company’s momentum and continued expansion of its product offerings, diversification of its sales model, expanded global presence, increased market share, expanded revenue stream, increased cross-sell opportunities and strong execution. The company’s future actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks associated with the software market, risks associated with development and release of new versions and new products, fluctuations in customer demand for our products, risks associated with rapid technological change, concentration of a large percentage of our quarterly revenue with a few customers, the financial, economic, political and other uncertainties caused or exacerbated by the current hostilities involving the United States and Iraq, the risk that the company will not be able to integrate its products, operations and business with acquired entities effectively, that the companies’ customers, suppliers and employees will not support its acquisitions, and the other general risks of acquisitions. Such factors also include those discussed from time to time in the company’s public reports filed with the Securities and Exchange Commission, such as those under “Risk Factors” included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2002, as well as the company’s other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The company undertakes no obligation to update or revise these forward-looking statements.

Documentum, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,

	2003	2002

Revenue:
License	$34,444	$25,132
Service	32,593	25,466

Total revenue	67,037	50,598

Cost of revenue:
License	2,242	1,749
Amortization of purchased intangibles	2,555	113
Service	14,318	12,851

Total cost of revenue	19,115	14,713

Gross profit	47,922	35,885

Operating expense:
Sales and marketing	28,207	23,765
Research and development	11,462	9,000
General and administrative	7,442	5,901
Restructuring costs	11,999	—
Amortization of purchased intangibles	606	74

Total operating expense	59,716	38,740

Loss from operations	(11,794)	(2,855)
Interest and other income (expense), net	(374)	444

Loss before income taxes	(12,168)	(2,411)
Benefit from income taxes	(7,209)	(723)

Net loss	$(4,959)	$(1,688)

Basic loss per share	$(0.10)	$(0.04)
Diluted loss per share	$(0.10)	$(0.04)
Shares used to compute loss per share
Basic	48,441	39,259
Diluted	48,441	39,259

Documentum, Inc.
Condensed Consolidated Statement of Operations
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)

	Three months ended March 31, 2003

		Non-GAAP
	GAAP	Adjustments	Non-GAAP

Revenue:
License	$34,444	$—	$34,444
Service	32,593	—	32,593

Total revenue	67,037	—	67,037

Cost of revenue:
License	2,242	—	2,242
Amortization of purchased intangibles	2,555	(2,555)	—
Service	14,318	(190)*	14,128

Total cost of revenue	19,115	(2,745)	16,370

Gross profit	47,922	2,745	50,667

Operating expense:
Sales and marketing	28,207	(316)*	27,891
Research and development	11,462	(328)*	11,134
General and administrative	7,442	(107)*	7,335
Restructuring costs	11,999	(11,999)	—
Amortization of purchased intangibles	606	(606)	—

Total operating expense	59,716	(13,356)	46,360

Income (loss) from operations	(11,794)	16,101	4,307
Interest and other expense, net	(374)	—	(374)

Income (loss) before income taxes	(12,168)	16,101	3,933
Provision for (benefit from) income taxes	(7,209)	8,271	1,062

Net income (loss)	$(4,959)	$7,830	$2,871

Basic income (loss) per share	$(0.10)		$0.06
Diluted income (loss) per share	$(0.10)		$0.06
Shares used to compute income (loss) per share
Basic	48,441		48,441
Diluted	48,441		50,881

*	Represents amortization of deferred stock-based compensation

Documentum, Inc.
Condensed Consolidated Balance Sheet
(in thousands)

	March 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$120,174	$112,069
Marketable securities	142,647	141,056
Accounts receivable, net of allowances	42,852	50,803
Other current assets	23,774	25,707

Total current assets	329,447	329,635
Property and equipment, net	23,718	25,949
Goodwill	93,290	93,481
Identifiable purchased intangibles	21,417	24,818
Other assets	18,564	18,226

	$486,436	$492,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,857	$2,782
Accrued liabilities	42,938	71,472
Deferred revenue	48,244	37,463
Current portion of capital lease obligation	37	48

Total current liabilities	95,076	111,765
Long-term convertible debt	125,000	125,000
Other long-term liabilities	7,598	109

Total liabilities	227,674	236,874
Stockholders’ equity	258,762	255,235

	$486,436	$492,109

*	Certain prior year balances have been reclassified to conform to current year’s presentation